NON-INCENTIVE STOCK OPTION EXERCISE FORM
                    ----------------------------------------

                                 PURSUANT TO THE
                              RESERVE BANCORP, INC.
                             2003 STOCK OPTION PLAN


                                                                   ----------
                                                                     (Date)


Reserve Bancorp, Inc.
2000 Mt. Troy Road
Pittsburgh, Pennsylvania  15212

Dear Sir:

         The undersigned elects to exercise the Non-Incentive Stock Option to purchase _____________ shares of Common Stock of Reserve Bancorp, Inc. under and pursuant to a Stock Option Agreement dated ________________.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.


                              $                      of cash or check
                               --------------------
                                                     of Common Stock
                               --------------------
                              $                      Total
                               ====================


         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name
             --------------------------------------------------------------

         Address
                -----------------------------------------------------------

         Social Security Number
                               --------------------------------------------


                                                     Very truly yours,



                                                     --------------------

                           RESTRICTED STOCK AGREEMENT
                           --------------------------


                                 PURSUANT TO THE
                                  MT. TROY BANK

                           2003 RESTRICTED STOCK PLAN
                           --------------------------

                           FOR OFFICERS AND EMPLOYEES

         This Agreement shall constitute an award of Restricted Stock ("Award") for a total of _____ shares of Common Stock of RESERVE BANCORP, INC. (the "Corporation"), which is hereby granted to ________________________________ (the
"Participant") at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Mt. Troy Bank 2003 Restricted Stock Plan (the "Plan") adopted by the Corporation which is incorporated by reference herein, receipt of which is hereby acknowledged.

         1. Purchase Price. The purchase price for each share of Common Stock awarded by this Agreement is $0.00.

         2. Vesting of Plan Awards. The Award of such Common Stock shall be deemed non- forfeitable in accordance with the provisions of the Plan, provided the holder of such Award is an employee, director or director emeritus of the Corporation as of such date, as follows:

                  (a) Schedule of Vesting of Awards.


                                          Number      Percentage of Total Shares
                                            of            Awarded Which Are
         Date                             Shares           Non-forfeitable
         ----                             ------           ---------------

As of April 8, 2003...............         ____                  25%
As of April 8, 2004...............         ____                  50%
As of April 8, 2005...............         ____                  75%
As of April 8, 2006...............         ____                  100%

             (b) Restrictions on Awards. This Award may not be delivered to the recipient if the issuance of the Shares pursuant to the Award would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Participant's receipt of this Award, the Corporation may require the person receiving this Award to make any representation and warranty to the Corporation as may be required by any applicable law or regulation.

       3. Non-transferability of Award. This Award may not be transferred in any manner prior to such Award, or portion thereof, being deemed non-forfeitable. Notwithstanding anything herein or in the Plan to the contrary, all Shares subject to an Award held by a Participant whose employment or service with the Corporation or the Bank terminates due to death shall be deemed 100% earned and nonforfeitable as of the Participant's last date of employment or service with the Corporation or the Bank and shall be distributed as soon as practicable thereafter to the Beneficiary as set forth in accordance with the Plan.

       4. Other Restrictions on Award. This Award shall be subject to such other restrictions and limitations as are contained in the Plan or as determined by the Plan Committee administering such Plan. Such Award shall be immediately 100% vested upon death or Disability (as determined by the Plan Committee) of the Participant or upon a Change in Control of the Corporation or the Bank.


                                                     Mt. Troy Bank




Date of Grant:       April 8, 2003                   By:
                ----------------------                  ----------------------





Attest:





[SEAL]





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